Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-3 of CAMAC Energy Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) on or about December 19, 2014 (the “Registration Statement”) of our report dated December 13, 2013, and all references thereto, with respect to the statements of revenues and direct operating expenses of Allied Energy Plc and CAMAC International (Nigeria) Limited OML Business for the years ended December 31, 2012 and 2011, which appears in Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 15, 2014 and (b) all references to our firm, in the form and context in which such references appear, including under the heading “Experts,” in the Registration Statement.

Houston, Texas

December 19, 2014